Exhibit 5










                                                                   March 7, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

Ladies and Gentlemen:

     We refer to the proposed issuance and sale of shares of Common Stock, $1.00 par value (the "Shares"), of Tejas Bancshares, Inc. (the "Company"), for which the Company is filing a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the Company's 1998 Incentive Stock Plan (the "Plan").

     We have examined and are familiar with originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or advisable to render this opinion.

     On the basis of the foregoing, we advise you that, in our opinion the Shares have been duly authorized, and when certificates therefor have been duly executed and delivered pursuant to the Plan, the shares will be legally issued, fully paid, and nonassessable by the Company.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                            Very truly yours,


                            /s/ HINKLE, COX, EATON, COFFIELD & HENSLEY, L.L.P.